Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Addus HomeCare Corporation (the “Corporation,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share (the “Common Stock”).

The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the actual terms and provisions contained in our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit 4.3 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”), for additional information.

Description of Common Stock

Under our Certificate of Incorporation, we are authorized to issue 40,000,000 shares of Common Stock.

Voting Rights

Each outstanding share of our Common Stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, all questions shall be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting, unless the matter is one upon which a different vote is required by express provision of law or our Certificate of Incorporation or Bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. There is no provision for cumulative voting for the election of directors in our Certificate of Incorporation. This means that the holders of a plurality of the shares voted can elect all of the directors then standing for election.

Dividends

Holders of our Common Stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time and the availability of sufficient funds under the DGCL to pay dividends.

Preemptive Rights

The holders of our Common Stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other securities.

Redemption

The shares of our Common Stock are not subject to redemption by operation of a sinking fund or otherwise.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of shares of our Common Stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Listing

Our Common Stock is listed on the Nasdaq Global Market under the symbol “ADUS.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare, 462 South 4th Street, Louisville, Kentucky 40202.

Miscellaneous

All of the outstanding shares of the our Common Stock are fully paid and nonassessable.

Certain Provisions of the DGCL and Our Certificate of Incorporation and Bylaws

The following is a summary of certain provisions of the DGCL and our Certificate of Incorporation and Bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares. These provisions could adversely affect the price of our Common Stock.

Staggered Board

Our Certificate of Incorporation and Bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the stockholders entitled to vote at an election for directors of the Corporation, voting as a single class. Any newly created directorship or any vacancy occurring in the board of directors for any cause may be filled by a majority of the remaining members of the board of directors, although such majority is less than a quorum, or by the sole remaining director. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Special Meetings of Stockholders; Stockholder Action by Written Consent

Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board or our board of directors.

Super-majority stockholder vote required for certain actions.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. A 66 2/3% vote is required for an amendment to or repeal of, our Certificate of Incorporation by our stockholders, unless such amendment or repeal is declared advisable by the board of directors by the affirmative vote of at least 75% of the entire board of directors.

Authorization of undesignated preferred stock

Our Certificate of Incorporation permits our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control). Accordingly, our board of directors is authorized, without action by the stockholders, to issue preferred stock from time to time with such dividend, liquidation, conversion, voting and other rights and restrictions as it may determine. All shares of any one series of our preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our Common Stock.

Provisions of DGCL Governing Business Combinations

In general, we are subject to Section 203 of the DGCL. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. However, because ECP Helios Partners III, L.P., ECP General III, L.P. and Eos Partners SBIC III, L.P., collectively the Eos Funds, acquired their shares prior to our initial public offering on November 2, 2009, Section 203 is currently inapplicable to any business combination with the Eos Funds or their affiliates.

Advanced Notice of Stockholders Proposals or Nominations

In addition, our Bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations.